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             GT GLOBAL FLOATING RATE FUND, INC. (THE "REGISTRANT")

The Registrant's Articles of Incorporation provides as follows:

SIXTH:  CAPITAL STOCK.

     B. Stockholders shall not have preemptive or preferential rights to acquire any shares of the capital stock of the Corporation, and any or all of such shares, whenever authorized, may be issued, or may be reissued and transferred if such shares have been reacquired and have treasury status, to any person, firm, corporation, trust, partnership, or association or other entity for such lawful consideration and on such terms as the Board of Directors determines in its discretion without first offering the shares to any such holder.

     C. All shares of the Corporation's authorized capital stock, when issued for such consideration as the Board of Directors may determine, shall be fully paid and nonassessable.

     D. The Board of Directors of the Corporation may, by articles supplementary to these Articles adopted pursuant to Section 2-208 of the Maryland General Corporation Law or a successor provision thereto, classify or reclassify any unissued capital stock from time to time by setting or changing any preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or (subject to the purposes of the Corporation) terms or conditions of redemption of the stock by the Corporation.

     E. No shares of the Corporation's capital stock shall have any conversion or exchange rights or privileges or have cumulative voting rights.

     F. Voting power for the election of directors and for all other purposes shall be vested exclusively in the holders of the Common Stock.
Each holder of a share of Common Stock shall be entitled to one vote for each share registered in such holder's name on the books of the Corporation.

     G. In the event of the liquidation or dissolution of the Corporation, the holders of the Common Stock shall be entitled to receive all the net assets of the Corporation. The assets so distributed to the stockholders shall be distributed among such stockholders in proportion to the number of shares of the class held by them and recorded on the books of the Corporation.

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The Registrant's Bylaws provide as follows:

                                ARTICLE II
                               STOCKHOLDERS

SECTION 5. VOTING AND INSPECTORS. Except as otherwise provided in the Articles of Incorporation or by applicable law, at each stockholders' meeting, each stockholder shall be entitled to one vote for each share of stock of the Corporation validly issued and outstanding and registered in his or her name on the books of the Corporation on the record date fixed in accordance with Article VI, Section 5 of the Bylaws, either in person or by proxy appointed by instrument in writing subscribed by such stockholder or his or her duly authorized attorney, except that no shares held by the Corporation shall be entitled to a vote. If no record date has been fixed, the record date for the determination of stockholders entitled to notice of or to vote at a meeting of stockholders shall be the later of the close of business on the day on which notice of the meeting is mailed or the thirtieth day before the meeting, or, if notice is waived by all stockholders, at the close of business on the tenth day next preceding the day on which the meeting is held.

     Except as otherwise provided in the Articles of Incorporation or these Bylaws or as required by provisions of the 1940 Act, all matters shall be decided by a vote of the majority of the votes validly cast. The vote upon any question shall be by ballot whenever requested by any person entitled to vote, but, unless such a request is made, voting may be conducted in any way approved by the meeting.

     At any meeting at which there is an election of Directors, the chairman of the meeting may, and upon the request of the holders of ten percent of the shares entitled to vote at such election shall, appoint two inspectors of election who shall first subscribe an oath or affirmation to execute faithfully the duties of inspectors at such election with strict impartiality and according to the best of their ability, and shall, after the election, make a certificate of the result of the vote taken. No candidate for the office of Director shall be appointed as an inspector.

                                 ARTICLE VI
                                CAPITAL STOCK

SECTION 1. CERTIFICATES OF STOCK. The interest of each stockholder of the Corporation shall be evidenced by certificates for shares of stock in such form as the Board of Directors may from time to time authorize, provided, however, the Board of Directors may, in its discretion, authorize the issuance of non-certificated shares. No certificate shall be valid unless it is signed by the President or a Vice President and countersigned by the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer of the Corporation and sealed with the seal of the Corporation, or bears the facsimile signatures of such officers and a facsimile of such seal. In case any officer who shall have signed any such certificate, or whose facsimile signature has been placed thereon,

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shall cease to be such an officer (because of death, resignation or otherwise) before such certificate is issued, such certificate may be issued and delivered by the Corporation with the same effect as if he or she were such officer at the date of issue.

     In the event the Board of Directors authorizes the issuance of non-certificated shares of stock, the Board of Directors may, in its discretion and at any time, discontinue the issuance of share certificates and may, by written notice to the registered owners of each certificated share, require the surrender of share certificates to the Corporation for cancellation. Such surrender and cancellation shall not affect the ownership of shares of the Corporation.

SECTION 2. TRANSFER OF SHARES. Shares of the Corporation shall be transferable on the books of the Corporation by the holder of record thereof in person or by his or her duly authorized attorney or legal representative
(i) upon surrender and cancellation of a certificate or certificates for the same number of shares of the same class, duly endorsed or accompanied by proper instruments of assignment and transfer, with such proof of the authenticity of the signature as the Corporation or its agents may reasonably require, or (ii) as otherwise prescribed by the Board of Directors. The shares of stock of the Corporation may be freely transferred, and the Board of Directors may, from time to time, adopt rules and regulations with reference to the method of transfer of the shares of stock of the Corporation. The Corporation shall be entitled to treat the holder of record of any share of stock as the absolute owner thereof for all purposes, and accordingly shall not be bound to recognize any legal, equitable or other claim or interest in such share on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise expressly provided by law or the statutes of the State of Maryland.

SECTION 5. FIXING OF RECORD DATE. The Board of Directors may fix in advance a date as a record date for the determination of the stockholders entitled to notice of or to vote at any stockholders' meeting or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or to receive payment of any dividend or other distribution or allotment of any rights, or to exercise any rights with respect to any change, conversion or exchange of stock, or for the purpose of any other lawful action, provided that (1) such record date shall be within ninety days prior to the date on which the particular action requiring such determination will be taken; (2) the transfer books shall not be closed for a period longer than twenty days; and (3) in the case of a meeting of stockholders, the record date shall be at least ten days before the date of the meeting.

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